Popular, Inc.

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Media Relations
Teruca Rullán
Senior Vice President
Global Communications
 Popular, Inc.
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Fran del Valle
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News
For Immediate Release:

Popular Expansion Continues
Acquisition of Kislak Financial Corporation

CHICAGO, IL January 4, 2005 – Popular, Inc. (the “Corporation”, “Popular”) announced the completion of its acquisition of Kislak Financial Corporation and its wholly owned subsidiary, Kislak National Bank, a Miami, Florida based commercial bank.

Established in 1963, Kislak National Bank has $1,008million in total assets, $679 million in total deposits and $569 million in loans as of September 30, 2004. Kislak operates eight full service bank facilities in the metropolitan Miami – Dade, Boward County and Palm Beach counties. Kislak National Bank is one of the nation’s largest lenders to homeowner associations.

“We welcome Kislak National Bank customers and employees to the Popular Family,” said Richard L. Carrión, Chairman of the Board and CEO of the Corporation. “Kislak has a long-standing history of serving with excellence the communities in South Florida.  We look forward to combining the strengths of both of our organizations to better meet the needs of both retail and business clients and the communities we will serve. We could have not chosen better partners for our expansion in South Florida.”

In the United States, Banco Popular North America (BPNA) operates 128 full service branches in six states, including nine branches in Central Florida and one in South Florida. BPNA reported over $9.9 billion in assets as of September 30, 2004.  In addition, Popular operates 130 financial services stores under the name of Popular Cash Express, 14 of which are located in the Miami area.

“This acquisition marks an important step in our commitment to expand BPNA’s presence in the markets we currently serve as we continue our journey to become the premier community bank,” said Roberto R. Herencia, President, Banco Popular North America. “In addition, it brings us closer to our goal of better servicing the South Florida market by adding convenient locations and easier access to Popular financial and personalized services,” stated Herencia.

With this acquisition, BPNA will operate 18 branches in the Florida market with consolidated assets of approximately $1.5 billion.  According to Jonathan Kislak, President of Kislak Financial Corporation, “It’s a wining combination, as South Florida will benefit from Popular’s emphasis on community banking and a wider array of services.”

Popular, Inc. is a full service financial services provider with operations in Puerto Rico, the United States, the Caribbean and Latin America. As the leading financial institution in Puerto Rico, the Corporation offers retail and commercial banking services through its banking subsidiary, Banco Popular, as well as investment banking, auto and equipment leasing and financing, mortgage loans, consumer lending, insurance and information processing through specialized subsidiaries. In the United States, the Corporation has established the largest Hispanic-owned financial services franchise, providing complete financial solutions to all the communities it serves. Popular Inc.’s finance subsidiary in the United States, Popular Financial Holdings, operates nearly 200 retail lending locations offering mortgage and personal loans, and also maintains a substantial wholesale broker network, a warehouse lending division, and an asset acquisitions unit. The Corporation continues to use its expertise in technology and electronic banking as a competitive advantage in its Caribbean and Latin America expansion, and is exporting its 111 years of experience through the region. Popular, Inc. has always been committed to meeting the needs of retail and business clients through innovation, and to fostering growth in the communities it serves.

Forward Looking Statements

            This press release contains forward-looking statements with respect to the financial condition, results of operation and businesses of Popular and Kislak Financial Corporation within the meaning of the Private Securities Litigation Reform Act of 1995.  These include statements that relate to future financial performance and condition, and pending mergers.  These forward-looking statements, involve certain risks and uncertainties, many of which are beyond the Company’s control.  Factors that may cause actual results to differ materially from those contemplated by such forward-looking statements include, among others: (1) the success of Popular at integrating Kislak into its organization; (2) the risk that the cost savings and any revenue synergies from the merger may not be fully realized or may take longer to realize than expected; (3) changes in the interest rate environment reducing interest margins or increasing interest rate risk; (4)  operating costs and business disruption, including difficulties in maintaining relationships with employees, customers or suppliers, may be greater than expected following the transaction;(5) deterioration in general economic conditions, internationally, nationally or in the State of Florida; (6) increased competitive pressure among financial services companies; (7) legislative or regulatory changes, or the adoption of new regulations, adversely affecting the businesses in which Popular and/or Kislak engage; (8) the impact of terrorist acts or military actions; and (9) other risks detailed in reports filed by Popular with the Securities and Exchange Commission (“SEC”).  Forward-looking statements speak only as of the date they are made, and Popular and Kislak disclaim any duty to update any forward-looking statements after the date that such statement is made.

            An electronic version of this release can be found at the Corporation’s website, www.popularinc.com.

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